SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the

                         Securities Exchange Act of 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary  Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive  Additional  Materials

[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                              DIANON Systems, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                              DIANON Systems, Inc.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee Computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

                              DIANON SYSTEMS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                OCTOBER 21, 1999


      The Annual Meeting of the shareholders of DIANON Systems, Inc. (the "Company") will be held at the Company's corporate headquarters at 200 Watson Boulevard, Stratford, Connecticut, on Thursday, October 21, 1999, at 10:00 A.M., for the following purposes:

            (1)   To elect directors for the ensuing year;

            (2)   To approve the adoption of the Employee Stock Purchase Plan;

            (3)   To approve the adoption of the 1999 Stock Incentive Plan;

            (4) To ratify the appointment of Arthur Andersen, LLP as the independent public accountants of the Company for the calendar year ended December 31, 1999; and

            (5) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

      Only shareholders of record at the close of business on September 8, 1999 will be entitled to vote at the Annual Meeting. A list of shareholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and during business hours from October 11, 1999 to the date of the Annual Meeting at the Company's corporate headquarters.

      Whether you expect to attend the Annual Meeting or not, your proxy vote is important. To assure your representation at the meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada.

                                           By Order of the Board of Directors


                                               /s/ David R. Schreiber
                                               ----------------------
                                                   David R. Schreiber
                                                   Corporate Secretary


200 Watson Boulevard
Stratford, Connecticut 06615
September 20, 1999

            IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE COMPLETED
                              AND RETURNED PROMPTLY

                              DIANON SYSTEMS, INC.
                                 PROXY STATEMENT


September 20, 1999

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of DIANON Systems, Inc. ("DIANON" or the "Company") for use at the Annual Meeting of its shareholders to be held at the Company's corporate headquarters at 200 Watson Boulevard, Stratford, Connecticut on Thursday, October 21, 1999, at 10:00 A.M.

      Shares cannot be voted at the Annual Meeting unless the owner thereof is present in person or by proxy. All properly executed and unrevoked proxies in the accompanying form that are received in time for the Annual Meeting will be voted at the Annual Meeting or any adjournment thereof in accordance with any specification thereon, or if no specification is made, will be voted "FOR" the election of the named director nominees and approval of the other proposal set forth in the Notice of Annual Meeting of Shareholders of the Company. The Board of Directors of the Company knows of no other matters which may be brought before the Annual Meeting. However, if any other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment. Any person giving a proxy may revoke it by written notice to the Company at any time prior to exercise of the proxy. In addition, although mere attendance at the Annual Meeting will not revoke the proxy, a person present at the Annual Meeting may withdraw his or her proxy and vote in person. Rights of appraisal or similar rights of dissenters are not available to shareholders of the Company with respect to any matter to be acted upon at the Annual Meeting.

      The Annual Report on form 10-K of the Company (which does not form a part of these proxy solicitation materials), as filed with the Securities Exchange Commission and including the financial statements of the Company, is enclosed herewith.

      The mailing address of the principal executive office of the Company is 200 Watson Boulevard, Stratford, Connecticut 06615. This Proxy Statement and the accompanying form of proxy are expected to be mailed to the shareholders of the Company on or about September 20, 1999.



                                VOTING SECURITIES

      The Company has only one class of voting securities outstanding, its Common Stock, par value $0.01 per share (the "Common Stock"). On September 8, 1999, 6,814,967 shares of Common Stock were outstanding. At the Annual Meeting, each shareholder of record at the close of business on September 8, 1999, will be entitled to one vote for each share of Common Stock owned on that date as to each matter presented at the Annual Meeting.



                              ELECTION OF DIRECTORS

      Unless otherwise directed, the persons named in the accompanying form of proxy intend to vote at the Annual Meeting "FOR" the election of the nominees named below as directors of the Company to serve until the next Annual Meeting and until their successors are duly elected and qualified. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF SUCH NOMINEES.

      If any nominee is unable to stand for election when the election takes place, the shares represented by valid proxies will be voted in favor of the remaining nominees and for such person, if any, as shall be designated by the present Board of Directors to replace such nominee. The Board of Directors does not presently anticipate that any nominee will be unable to stand for election.

INFORMATION CONCERNING DIRECTORS AND NOMINEES

      The following information with respect to the principal occupation or employment, other affiliations and business experience of each nominee during the last five years has been furnished to the Company by such nominee. Except as indicated, each of the nominees has had the same principal occupation for the last five years.

      Kevin C. Johnson, age 44, a Director since May 1996, is President and Chief Executive Officer of the Company. Mr. Johnson joined Dianon as President in May 1996, and was appointed to the additional position of Chief Executive Officer in February 1997. Formerly, Mr. Johnson was with Corning Inc., a manufacturer of specialty materials and a provider of laboratory services, for eighteen years, serving most recently as Vice President and General Manager of Corning Clinical Laboratories' Eastern region in Teterboro, New Jersey.

      John P. Davis, age 57, a Director since 1984, has served as a consultant to the Company since October 1998. Mr. Davis was President and Chief Executive Officer of Infant Advantage, Inc., a child development company, from December 1997 through June 1998. From May 1995 through December 1997, Mr. Davis was President and Chief Executive Officer of Calypte Biomedical Corp., a diagnostic products company. From 1984 to January 1995, Mr. Davis was an officer of the Company. Mr. Davis joined the Company in January 1984 as President and Chief Operating Officer, and subsequently became co-Chief Executive Officer in 1992 and Chief Executive Officer in 1994. In January 1995, Mr. Davis resigned as Chief Executive Officer of the Company and became Vice Chairman of the Board. In February 1997, Mr. Davis was elected non-executive Chairman of the Board. Mr. Davis also serves as Chairman of the Board of CytoLogix, Inc.

      Bruce K. Crowther, age 47, a Director since December 1997, is President and Chief Executive Officer of Northwest Community Healthcare, Northwest Community Hospital, in Arlington Heights, Illinois and certain of its affiliates. Mr. Crowther is a Fellow of the American College of Healthcare Executives, Chairman of the Board of the Illinois Hospital and HealthSystems
Association and serves on the Board of both Chicago Hospital Risk Pooling Program and Barrington Bank and Trust. Mr. Crowther received an MBA from Virginia Commonwealth University Medical College in Richmond, VA.

      E. Timothy Geary, age 47, a Director since June 1997, had been Chairman, President and Chief Executive Officer of National Surgery Centers, Inc. of Chicago, Illinois, the leading independent owner and operator of ambulatory surgery centers in the country, until its acquisition by HealthSouth Corporation on July 22, 1998. Mr. Geary is currently a consultant to HealthSouth Corporation. Prior to founding National Surgery Centers in 1987, Mr. Geary served as a Vice President with Medical Care International. Mr. Geary holds an MBA and AB from the University of Chicago.

      G. S. Beckwith Gilbert, age 57, a Director since October 1995, is President, Chief Executive Officer and a Director of Field Point Capital Management Company in Greenwich, Connecticut, a merchant banking firm. Mr. Gilbert is also a partner of Wolsey & Co., a merchant banking firm. In addition, Mr. Gilbert is Chairman, President and Chief Executive Officer of Megadata Corporation as well as a Director of Davidson Hubeny Brands, Inc. Mr. Gilbert is a graduate of Princeton University and holds an MBA from New York University. In February 1997, the Board elected Mr. Gilbert Chairman of the Executive Committee.

      Jeffrey L. Sklar, age 51, a Director since 1994, is Professor of Pathology, Harvard Medical School, and Director, Divisions of Diagnostic Molecular Biology and of Molecular Oncology, Department of Pathology, Brigham and Women's Hospital. Dr. Sklar has served on numerous editorial boards and has consulted widely to the biotechnology industry. In addition, Dr. Sklar serves on the Scientific Advisory Committee for Clinical Science, The Fred Hutchinson
Cancer Center, Seattle, Washington; the Scientific Advisory Committee, New England Primate Research Center, Harvard University; the External Review Committee, Dana-Farber Cancer Institute, Boston, and the Pathology B Study Section, National Institutes of Health. Dr. Sklar also serves as a Director of Transgenomic, Inc. and holds an MD and Ph.D. from Yale University and an MA (honorary) from Harvard University.

      David R. Schreiber, age 39, has served as Senior Vice President, Finance, Chief Financial Officer and Corporate Secretary since November 1996 when he joined the Company. Formerly, Mr. Schreiber was with Corning Clinical Laboratories, a provider of laboratory services, for 10 years, serving most recently as Vice President and General Manager of the laboratory's Midwest region. Mr. Schreiber holds an MBA from Northern Illinois University.


COMMITTEES OF THE BOARD

      The Company's Board of Directors presently has standing Audit, Compensation, and Executive Committees, the current membership and principal responsibilities of which are described below. The Board of Directors does not have a Nominating Committee.

Audit Committee

      Members:   Mr. Gilbert and Mr. Crowther

      The Audit Committee's functions include reviewing with the independent public accountants the plan for and results of their audit, the adequacy of the Company's systems of internal accounting controls and any material breakdown in such controls. In addition, the Audit Committee reviews the independence of the independent public accountants and their fees for services rendered to the Company.

Compensation Committee

      Members:   Mr. Crowther, Mr. Gilbert and Dr. Sklar

      The Compensation Committee's functions include setting compensation of the directors and the executive officers. In addition, the Compensation Committee has the authority to grant certain awards under the 1991, 1996 and 1999 (if approved) Stock Incentive Plans.

Executive Committee

      Members:   Mr. Gilbert, Mr. Davis and Mr. Johnson

      The Executive Committee's primary function is to assist management in formulating the Company's long-term strategy. Mr. Gilbert serves as Chairman of the Executive Committee.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

      During the 1998 fiscal year the Board of Directors held seven regular meetings. In addition, the Audit Committee, the Compensation Committee and the Executive Committee each met two times. During such fiscal year each director attended at least 75% of the aggregate of (i) the regular meetings of the Board and (ii) the meetings of the committees of the Board on which such director served.

COMPENSATION OF DIRECTORS

      Directors who are not employees of the Company are paid $1,500 for each meeting of the Board of Directors attended in person and $500 for each meeting attended by telephone. In addition, committee members are paid $500 for each committee meeting attended which does not occur on the same day as a Board meeting. Directors are also reimbursed for expenses to attend meetings of the Board and its committees. In addition, the Company has made payments to Brigham & Women's Hospital, Inc., for which Dr. Sklar is director, Division of
Diagnostic Molecular Biology, Department of Pathology. See "Compensation Committee Interlocks and Insider Participation."


      Commencing January 1, 1998, Mr. Davis and Mr. Gilbert, in connection with their capacities as non-Executive Chairman of the Board and Chairman of the Executive Committee, respectively, also receive $50,000 annually (payable monthly at $4,166) and an annual grant of 3,000 stock options, at a price equal to the market value on the date of grant, pursuant to the Company's 1996 Stock Incentive Plan. They each also received a one-time grant of 13,000 stock options in December 1997 pursuant to this same plan, in connection with their services in the aforementioned positions during 1997.

      In addition to his aforementioned duties, commencing October 1, 1998 Mr. Davis began serving as a consultant to the Company, providing approximately two days per week of consulting services and maintaining an office at the Company. He works closely with the sales and marketing functions of the Company, and is involved in the planning and development of sales training programs, recruiting, compensation planning, market segmentation, pricing, and national and managed care marketing programs. As compensation for these services, Mr. Davis receives $50,000 annually (payable monthly at $4,166), in addition to his director compensation and in addition to the $50,000 he receives in his capacity as non-Executive Chairman of the Board. In connection with his consulting arrangement, Mr. Davis was also paid a relocation reimbursement of $123,667 in February 1999, and will receive in 2000 a reimbursement for the tax effect of the relocation payment.

      Pursuant to the Company's 1996 Stock Incentive Plan, Directors who are not employees of the Company receive (i) automatic initial and quarterly grants of stock options with tandem limited stock appreciation rights beginning July 1995,
(ii) automatic quarterly grants of shares of Common Stock beginning January 1997 and (iii) additional stock options or other awards to the extent granted by the Board of Directors in its discretion.

      Each initial and quarterly stock option which is automatically granted under such plan is exercisable for that number of shares obtained by dividing $5,000 by the closing price of the Common Stock on the date of grant and is exercisable at that price. Each such option has a 10-year term and vests with respect to 10% of the underlying shares on the date which is three months after the date of grant, and an additional 10% at the end of each three-month period thereafter. Each such option can be exercised for five years following a director's termination of service to the extent it had vested prior to termination. Each automatic quarterly stock grant is for the number of shares obtained by dividing $2,000 by the closing price of the Common Stock on the date of grant, and is fully vested at grant.

      In November 1996, pursuant to authorization by the Board of Directors, the Company granted to Dr. Sklar an option to purchase 10,000 shares of Common Stock at an exercise price of $6.375 to compensate him for his services as a Director. Such option vests 40% on grant, and an additional 20% on each of August 4, 1997, August 4, 1998 and August 4, 1999. Such grant is a replacement of an option to purchase 10,000 shares of Common Stock authorized by the Board in 1994, but not accepted by Dr. Sklar at that time due to the conditions of his employment by Brigham & Women's Hospital, Inc.

      Mr. Johnson, who is an employee of the Company, receives no additional compensation for his services as Director of the Company. Mr. Schreiber will receive no additional compensation if elected as Director of the Company.

VOTING FOR DIRECTORS

      Abstentions are included in the determination of the existence of a quorum. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. An automated system administered by the Company's transfer agent tabulates the votes. Abstentions are not counted for purposes of election of directors.

                               EXECUTIVE OFFICERS

      For information with respect to Mr. Johnson, who is also a Director, and Mr. Schreiber, who is a nominee for Director, see "Election of Directors - Information Concerning Directors and Nominees."

      James B. Amberson, age 48, is Senior Vice President and Chief Medical Officer of the Company. Dr. Amberson joined Dianon in 1989 as Director, Cytometry Business Unit, and has served as Vice President of Pathology Services, Vice President of Medical Affairs and Senior Vice President and General Manager of the Anatomic Pathology Unit before his present position. Prior to joining the Company, Dr. Amberson was Assistant Professor of Pathology, Cornell University Medical College for six years. Dr. Amberson holds an MD from Johns Hopkins University and an MBA from Columbia University School of Business.

      Steven T. Clayton, age 33, has served as Vice President, Information Services since he joined the Company in December 1996. Prior to joining the Company, Mr. Clayton was with Corning Clinical Laboratories for nine years serving most recently as the Midwest Regional Director of Information Systems. Mr. Clayton holds an ASM from Thomas Edison State College.

      Martin  J.  Stefanelli,  age 38,  has  served as  Senior  Vice  President,
Operations since October 1998. He previously served as Vice President, Laboratory Operations. Mr. Stefanelli joined the Company in January 1990 as a Sales Representative and subsequently served as Logistics Manager, Marketing Manager and Director of Operations, Anatomic Pathology. Before joining the Company, Mr. Stefanelli was a captain in the U.S. Army. Mr. Stefanelli holds a BS from the United States Military Academy.

      Valerie B. Palmieri, age 38, has served as Vice President, Service Operations since November 1998. Ms. Palmieri joined the Company in December 1987 as a Medical Technologist and subsequently served as Laboratory Supervisor, Operations Laboratory Manager, Director of Operations - Clinical Pathology, and Director of Service Operations. Prior to joining the Company, Ms. Palmieri was with Park City and Bridgeport Hospital as a Medical Technologist. Ms. Palmieri holds a BS from Western Connecticut State University.


                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

      The Compensation Committee of the Board of Directors of DIANON Systems, Inc. (the "Committee") sets forth its report on executive compensation below. This Committee report documents the components of the Company's executive officer compensation programs and describes the basis on which 1998 compensation determinations were made by the Committee with respect to the executive officers of the Company, including the executive officers that are named in the compensation tables below.

COMPENSATION PROGRAM COMPONENTS

      The Committee is responsible for setting and monitoring the effectiveness of the compensation provided to the Company's Directors and executive officers. In its decision-making, the Committee is guided by a compensation philosophy designed to reward employees for the achievement of business goals and the maximization of shareholder returns. Specific levels of pay and incentive opportunity are determined by the competitive market for executive talent and, where appropriate, the need to invest in the future growth of the business. The compensation program, which provides incentives for executive officers to achieve the short-term and long-term goals of the Company, comprises three components: base salary, incentive compensation and stock option awards.

      BASE SALARY - Base pay levels are largely determined through comparisons with service companies of similar size. Since the Company's current strategy places greater reliance on outstanding professional and management skills than on proprietary technology, the Company believes that base salaries at the high end of the competitor range may be required in certain circumstances to maintain the Company's strategic position. Actual salaries are based on individual performance contributions within a tiered salary range for each position that is established through job evaluation and competitive comparisons.

      MANAGEMENT INCENTIVE PLAN - The Company's Management Incentive Plan provides cash bonus incentives ("Incentive Payments") for all management employees. The bonus payment under this plan is based on a fixed percentage of an employee's annual salary, which increases with the grade of an employee's position from 10% to a maximum of 40%. This percentage of salary is then adjusted to reflect the degree to which Company and individual performance goals are achieved (respectively, the "Company Achievement Percentage" and the "Individual Achievement Percentage") by
      multiplying the employee's fixed bonus percentage by the Company Achievement Percentage and by the Individual Achievement Percentage. The Company Achievement Percentage is based on, among other things, sales and earnings per share growth. The Individual Achievement Percentages for executive officers is based upon the degree to which each officer met the individual goals set for him/her, as evaluated by the CEO and Compensation Committee. The maximum bonus attainable is limited to the prescribed salary percentage, unless certain special Company sales and income goals are met. Achieving these special "stretch" goals entitles participants to additional compensation equal to 50% of the amount otherwise payable under the Management Incentive Plan ("Extra Incentive Payout"). Actual awards are subject to decrease or increase at the discretion of the Committee. In 1998, Company performance goals were not achieved. Therefore, management incentive bonuses were not awarded.

      STOCK OPTION PROGRAM - The Committee strongly believes that by providing executives an opportunity to own shares of Company stock, the best interests of shareholders and executives will be closely aligned. Therefore, all executives are eligible to receive stock options from time to time giving them the right to purchase shares of Common Stock of the Company at a specific price in the future. The number of stock options granted to executive officers is determined at the discretion of the Committee based on the accomplishments of such executives, their length of service with the Company, the number of prior awards received by such officer, the relative value as well as the exercise price of such awards, and competitive practices.

DISCUSSION OF 1998 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

      The Committee meets with the Chief Executive Officer to evaluate his performance. For 1998, Mr. Johnson's incentive compensation was based on the Company Achievement Percentage and the Committee's evaluation regarding his overall performance based on both quantitative and qualitative objectives, as set by the Board at the start of the year. While no incentive compensation was awarded to Mr. Johnson in 1998, during the year Mr. Johnson received a stock grant of 15,000 shares in accordance with the terms of his employment agreement.

      This report has been provided by the Compensation Committee of the Board of Directors:

                                Bruce K. Crowther
                             G. S. Beckwith Gilbert
                           Jeffrey L. Sklar, MD, Ph.D.

                           SUMMARY COMPENSATION TABLE

      The following table sets forth information with respect to the following named executive officers: (i) the person who served as Chief Executive Officer ("CEO") during 1998 and (ii) the four most highly compensated executive officers other than the CEO serving at December 31, 1998 whose total salary and bonus for 1998 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                                Long Term
                                                      Annual Compensation                      Compensation
                                                      -------------------                      ------------
                                                                                 Other          Securities
              Name and                                                           Annual         Underlying       All Other
         Principal Position           Year      Salary       Bonus            Compensation       Options        Compensation
         ------------------           ----      ------       -----            ------------       -------        ------------
Kevin C. Johnson                     1998      $295,773     $    --              $  --           40,000         $184,599 (1)
President, Chief Executive           1997       281,939      82,378                 --               --          158,360
    Officer and Director             1996       174,520      94,000                 --          200,000            1,507

James B. Amberson, M.D.              1998       239,200          --                 --           12,000           10,568 (2)
Senior Vice President,               1997       238,790      35,451                 --           20,000            2,630
   Chief Medical Officer             1996       200,013      47,869                 --           15,000            2,530
   and Director

David R. Schreiber                   1998       195,582          --                 --           20,000            6,124 (3)
Senior Vice President Finance,       1997       191,170      65,702                 --           20,000          149,167
Chief Financial Officer and          1996        29,231      80,000                 --           50,000            1,742
   Corporate Secretary

Steven T. Clayton                    1998       127,211          --                 --            5,000           43,613 (4)
Vice President, Information          1997       120,000      35,568                 --           15,000           73,073
    Services                         1996         6,923      14,000                 --           15,000               --

John S. Fanuko (5)                   1998       120,046      20,000 (6)             --           30,000               77 (7)
Vice President, Finance              1997            --          --                 --               --               --
    and Corporate Controller         1996            --          --                 --               --               --

(1) The $184,599 indicated for Mr. Johnson represents: (i) a stock grant of 15,000 shares of Common Stock on January 2, 1998 at a market value totaling $146,250; (ii) a loan forgiveness aggregating $30,000 pursuant to Mr. Johnson's employment agreement; (iii) an auto allowance of $5,214;
      (iv) contributions of $1,600 paid by the Company pursuant to the Company's 401(K) Retirement Plan; and (v) term life insurance premiums of $1,535 paid by the Company.

(2) The $10,568 indicated for Dr. Amberson represents an auto allowance of $8,028, contributions of $1,600 paid by the Company pursuant to the Company's 401(K) Retirement Plan, and term life insurance premiums of $940 paid by the Company.

(3) The $6,124 indicated for Mr. Schreiber represents an auto allowance of $4,440, contributions of $1,600 paid by the Company pursuant to the Company's 401(K) Retirement Plan and term life insurance premiums of $84 paid by the Company.

(4) The $43,613 indicated for Mr. Clayton represents relocation costs of $12,267, a tax reimbursement of $31,262 related to relocation costs and term life insurance premiums of $84 paid by the Company.

(5) Mr. Fanuko joined the Company in January 1998 as Vice President-Finance and Corporate Controller and resigned from the Company in March 1999.

(6)   The $20,000 indicated  for Mr. Fanuko represents a sign-on bonus.

(7) The $77 indicated for Mr. Fanuko represents term life insurance premiums paid by the Company.

PERFORMANCE GRAPH

      The Securities and Exchange Commission requires that the Company include in this Proxy Statement a line-graph presentation comparing cumulative shareholder return on an indexed basis with a broad equity market index and either a published industry index or an index of peer companies selected by the Company. The graph below compares the cumulative total return during such period on $100 invested as of December 31, 1993 in the Common Stock of the Company, the H&Q Health Care Sub-Sector excluding the Biotechnology Sector of the Hambrecht & Quist Technology and Growth Indices and the NASDAQ National Market Index, assuming the reinvestment of all dividends:

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN


HAMBRECHT & QUIST INDEX PRODUCTS AND SERVICES:
1999 PROXY PERFORMANCE GRAPH DATA

SCALED PRICES:  Stock and index prices scaled to 100 at 12/31/93

                                 Nasdaq Stock      H&Q Healthcare Excl.
   DATES     DIANON Systems      Market -U.S.            Biotech
   -----     --------------      ------------            -------
   Dec-93        100.00             100.00                100.00
   Dec-94         66.67             106.25                 97.75
   Dec-95         70.83             176.91                138.26
   Dec-96        143.75             196.41                170.11
   Dec-97        156.25             234.07                208.44
   Dec-98        150.00             284.41                293.72

ACTUAL PRICES

                                 Nasdaq Stock      H&Q Healthcare Excl.
   DATES     DIANON Systems      Market -U.S.            Biotech
   -----     --------------      ------------            -------
   Dec-93         6.00             250.008               352.259
   Dec-94         4.00             244.582               374.288
   Dec-95         4.25             345.901               623.196
   Dec-96        8.625             425.440               691.892
   Dec-97        9.375             521.129               824.541
   Dec-98         9.00             734.325               1001.88

EMPLOYMENT AND SEVERANCE AGREEMENTS


      The Company entered into an employment agreement with Mr. Johnson on May 2, 1996. The agreement provides for Mr. Johnson to serve as President of the Company at an initial base salary of $275,000 per annum, the grant of options to purchase 200,000 shares of Common Stock with a 10-year term and an exercise price of $5.69, stock grants of 15,000 shares of Common Stock on January 2, 1997 and 15,000 additional shares on January 2, 1998 provided Mr. Johnson continues to be employed with the Company on such date, a signing bonus of $50,000 and a loan of $150,000. The loan carries an interest rate of 5.9%, payable annually, and is repayable upon termination of Mr. Johnson's employment with the Company. If Mr. Johnson continues to be employed with the Company, the loan principal will be forgiven at the rate of $2,500 per completed month of employment from January 31, 1998 through December 31, 2002. This agreement provides that in the event of a termination of Mr. Johnson's employment other than for "Cause," as defined in the agreement, he is entitled to receive one year's salary and other benefits. Subject to the foregoing, this agreement is subject to termination at will by either party.

      The Company entered into an employment agreement with David R. Schreiber on September 30, 1996 as the Chief Financial Officer and Senior Vice President, Finance. The agreement provides for an initial base salary of $190,000 per annum, the grant of options to purchase 50,000 shares of Common Stock with a 10-year term and an exercise price of $6.625, a signing bonus of $80,000 and a stock grant of 7,500 shares of Common Stock on April 1, 1997. This agreement provides that in the event of a termination of Mr. Schreiber's employment other than for "Cause," as defined in the agreement, he is entitled to receive one year's salary (and certain other benefits) if such termination occurs within the first year of employment or six months after the Company is acquired by another business entity, or six month's salary (and certain other benefits) if such termination occurs after such period. Subject to the foregoing, this agreement is subject to termination at will by either party.

      The Company entered into an agreement with Dr. James B. Amberson on September 1, 1996, which provides that following a "Change in Control" of the Company, as defined in the agreement, if Dr. Amberson's employment is terminated other than for "Cause," as defined in the agreement, he is entitled to receive one year's salary and bonus and all his stock options will vest completely. Dr. Amberson's agreement expires in September 2001 and is subject to successive automatic one-year renewals thereafter (unless certain notice is given).

      The Company also entered into an employment agreement with Dr. James B. Amberson on September 1, 1996. Pursuant to such agreement, Dr. Amberson is entitled to a salary as determined by the Company and other employee benefits made available by the Company to its employees. This agreement provides that in the event of a termination of Dr. Amberson's employment for other than "Stated Cause" (as defined in the agreement), he is entitled to receive six month's salary and other benefits. Subject to the foregoing, this agreement is subject to termination at will by either party.

       The Company entered into an employment agreement with Steven T. Clayton on November 18, 1996 as Vice President, Information Services of the Company. The agreement provides for an initial base salary of $120,000 per annum, a signing bonus of $14,000 and the grant of options to purchase 15,000 shares of Common Stock with a 10-year term and an exercise price of $7.875.

CHANGE OF CONTROL PROVISIONS

      As a general matter, under the Company's 1996 Stock Incentive Plan, upon the occurrence of a Change of Control (as defined below), (1) all outstanding stock options, SARs, and limited SARs, including those held by Outside Directors (as defined in such plan), will become fully exercisable and vested, (2) all other awards under the Plan will become fully vested, and (3) to the extent the cash payment of any award is based on the fair market value of stock, such fair market value will be the Change of Control Price (as defined below).

      A "Change of Control" is deemed to occur on the date (1) any person or group acquires beneficial ownership of securities representing 25% or more of the Company's total voting power (with certain exceptions), (2) individuals who constitute the "Current Directors" (as defined in the Plan) fail to constitute at least two-thirds of the Board of Directors, (3) the shareholders approve a merger or consolidation unless following such transaction (a) the beneficial owners of the Company's Common Stock before the transaction own securities representing more than 50% of the total voting power of the company resulting from the transaction, and (b) at least a majority of members of the board of directors of the company resulting from the transaction were members of the Company's Board of Directors at the time such Board approved the transaction, or
(4) the shareholders of the Company approve a sale of substantially all of its assets.

      The "Change of Control Price" is the highest price per share of Common Stock paid in any open market transaction, or paid or offered to be paid in any transaction related to a Change of Control, during the 90-day period ending with the Change of Control, except that for an SAR granted in tandem with an ISO, such price is the highest price paid on the date the SAR is exercised.

      The 1991 Stock Incentive Plan and the proposed 1999 Stock Incentive Plan contain change of control provisions generally comparable to the change of control provisions contained in the Company's 1996 Stock Incentive Plan, as described above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required during the fiscal year ended December 31, 1998, all Section 16(a) reporting requirements applicable to its officers, directors and greater than ten percent beneficial shareholders were complied with except for the following:
Mr. Stefanelli was late in filing his initial Form 3 when becoming subject to the Section 16 reporting requirements, and Messrs. Verfurth and Sandberg each filed a late report with respect to one transaction.

STOCK OPTIONS

      The following table shows, as to the named executive officers of the Company, information about option grants in the last fiscal year. The Company, as of September 8, 1999, has not granted any Stock Appreciation Rights to officers.

                                       INDIVIDUAL GRANTS
------------------------------------------------------------------------------------------------
                                                                                                   POTENTIAL REALIZABLE
                                                                                                     VALUE AT ASSUMED
                                   NUMBER OF            % OF TOTAL                                ANNUAL RATES OF STOCK
                                  SECURITIES              OPTIONS                                   PRICE APPRECIATION
                                  UNDERLYING            GRANTED TO    EXERCISE OR                    FOR OPTION TERM
                                    OPTIONS              EMPLOYEES     BASE PRICE    EXPIRATION   ---------------------
            NAME                  GRANTED(#)              IN 1998      ($/SHARE)        DATE        5%($)       10%($)
            ----                  ----------              -------      ---------        ----        -----       ------
James B. Amberson, M.D.               12,000  (2)             5%        $6.875       10/28/2008     $51,884    $131,484
Steven T. Clayton                      5,000  (2)             2%         6.875       10/28/2008      21,618      54,785
John S. Fanuko                        15,000  (1)             6%         8.750       01/09/2008      82,542     209,179
John S. Fanuko                        15,000  (2)             6%         6.875       10/28/2008      64,855     164,355
Kevin C. Johnson                      40,000  (2)            16%         6.875       10/28/2008     172,946     438,279
David R. Schreiber                    20,000  (2)             8%         6.875       10/28/2008      86,473     219,140

(1) In January 1998, the Company granted Mr. John S. Fanuko options to purchase 15,000 shares of Common Stock at $8.75 per share when he joined the Company. These options vest 40% in January 2000 and 20% during each year thereafter. Upon termination, all unvested options are cancelled and all vested options expire 90 days after termination of employment.
(2) In October 1998, the Company granted certain employees and officers options to purchase 217,000 shares of Common Stock at $6.875 per share. These options vest 40% in October 2000 and 20% during each year thereafter. Upon termination, all unvested options are cancelled and all vested options expire 90 days after termination of employment.

        The following table shows aggregate option exercises in the last fiscal year and fiscal year-end option values for the named executive officers. The Company, as of September 8, 1999, has not granted any Stock Appreciation Rights to officers.


    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                               VALUE
                                               REALIZED
                                               (MARKET                                            VALUE OF UNEXERCISED
                                               PRICE AT         NUMBER OF SECURITIES         IN-THE-MONEY OPTIONS AT FY-END
                                               EXERCISE    UNDERLYING UNEXERCISED OPTIONS      (BASED ON FY-END PRICE OF
                                   SHARES      LESS                 AT FY-END(#)                  $9.00/SHARE) ($) (1)
                                ACQUIRED ON    EXERCISE             ------------                  --------------------
            NAME                EXERCISE(#)    PRICE)($)    EXERCISABLE    UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
            ----                -----------    ---------    -----------    -------------     -----------     -------------
James B. Amberson, M.D.                  --         $ --         46,300           57,200        $189,777          $113,708
Steven T. Clayton                        --           --          6,000           29,000           6,750            24,500
John S. Fanuko                           --           --              0           30,000               0            35,625
Kevin C. Johnson                         --           --         80,000          160,000         265,000           482,500
David R. Schreiber                       --           --         20,000           70,000          47,500           118,750

(1) Computed based upon difference between aggregate fair market value and aggregate exercise price.



           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Dr. Sklar served as a member of the Compensation Committee of the Company's Board of Directors during the last completed fiscal year and is continuing to serve as such in the 1999 fiscal year. In 1995 the Company entered into a three-year research and development agreement with Brigham & Women's Hospital, Inc., for which Dr. Sklar is director, Division of Diagnostic Molecular Biology, Department of Pathology. The agreement required the Company to make quarterly payments of $30,000 in exchange for an option to obtain rights in certain existing inventions as well as inventions developed during the course of the research in the areas of cancer detection and diagnosis. The research was to be conducted by Dr. Sklar. The Company paid $8,000, $60,000, $120,000 and $60,000 under this agreement in 1998, 1997, 1996 and 1995, respectively. The Company terminated this agreement effective as of June 30, 1997 and has made all required payments. In addition, the Company made payments to Brigham & Women's Hospital, Inc. of $30,000 in 1996 for consulting services.

                     OWNERSHIP OF VOTING STOCK BY MANAGEMENT

       The following table gives information concerning the beneficial ownership of the Company's Common Stock as of September 8, 1999 by each director and each of the executive officers named in the summary compensation table and all current directors and executive officers (as of September 8, 1999) as a group.

                                                  Total Shares
                                                  Beneficially        Direct         Right to      Percent of
Beneficial Owners                                 Owned(1)(2)        Ownership      Acquire(3)      Class(4)
-----------------                                 -----------        ---------      ----------      --------
James B. Amberson, M.D.                               113,336           31,402          59,000          1.7%
Steven T. Clayton                                       6,000               --           6,000            --  (5)
Bruce K. Crowther                                       3,629            1,610           2,019            --  (5)
John P. Davis                                         244,245          118,739         125,506          3.5%
John S. Fanuko                                             --               --              --            --  (5)
E. Timothy Geary                                        5,101            2,056           3,045            --  (5)
G. S. Beckwith Gilbert                              1,811,022        1,802,519           8,503         26.5%  (6)
Kevin C. Johnson                                      173,677           30,743         120,000          2.5%
David R. Schreiber                                     61,117            8,183          30,000            --  (5)
Jeffrey L. Sklar, M.D., Ph.D.                          21,941            2,519          19,422            --  (5)

All current directors and executive officers
   as a group (11 persons)                          2,410,699        1,997,822         389,943         33.5%


(1) The information as to beneficial ownership is based on statements furnished to the Company by its executive officers and directors. Each executive officer and director has sole voting and sole investment power with respect to his respective shares listed above, except that the shares reported for Mr. Gilbert include 121,951 shares which are held by a trust of which Mr. Gilbert is a trustee, as to which Mr. Gilbert shares voting and investment powers. Amounts shown for each of Messrs. Johnson and Schreiber and Dr. Amberson include 22,934 shares held in the Company's 401(K) Retirement Plan, as to which such officers share voting power as trustees of such plan and each individual plan participant has investment power, subject to the terms of such plan, of the shares in his account; such amount includes 743 shares in Mr. Johnson's account and 683 shares in Mr. Schreiber's account.
(2) Includes shares listed under the captions "Direct Ownership" and "Right to Acquire," as well as shares held in the Company's 401(K) Retirement Plan which are beneficially owned by the named individuals as trustees of such plan but as to which such trustees have no economic interest.
(3) Individuals have the right to acquire these shares within 60 days of September 8, 1999 by the exercise of stock options or through purchases under the Company's Employee Stock Purchase Plan.
(4) For the purposes of this table, "Percent of Class" held by each individual has been calculated based on a total class equal to the sum of (i) 6,814,967 shares of Common Stock issued and outstanding on September 8, 1999 plus (ii) for such individual the number of shares of Common Stock subject to stock options presently exercisable, or exercisable within 60 days after September 8, 1999, held by that individual, and which percent is rounded to the nearest tenth.
(5)  Owns less than 1% of the outstanding Common Stock.
(6) As of September 8, 1999, Mr. Gilbert cannot vote, without restriction, any Common Stock or other voting securities of the Company beneficially owned by him representing greater than 20% of the total voting power of the Company's voting securities outstanding from time to time, or 1,362,993 votes as of September 8, 1999. Excess votes above this amount are required to be voted in proportion to the votes cast by all other shareholders of the Company.

             OWNERSHIP OF VOTING STOCK BY CERTAIN BENEFICIAL OWNERS

       The following table sets forth information with respect to the only persons who, to the best knowledge of the Company as derived from Schedules 13F, 13D and 13G filed by such persons, beneficially owned more than five percent of the Common Stock of the Company as of September 8, 1999. Unless otherwise indicated below, each person included in the table has sole voting and investment power with respect to all shares included therein.

                                                                   Amount and Nature
                                 Name and Address of                 of Beneficial          Percent
   Title of Class                 Beneficial Owner                      Ownership         of Class(1)
   --------------                 ----------------                      ---------         -----------
Common Stock          G. S. Beckwith Gilbert et al                   1,811,022  (2) (3)   26.5%   (3)
                      104 Field Point Road
                      Greenwich, CT 06830

Common Stock          Oracle Management Partners, Inc.                 728,300            10.7%
                      and Affiliates
                      712 E 5th Avenue - 45th Floor
                      New York, NY  10019

Common Stock          John M. Bryan et al                              356,412             5.2%
                      Bryan and Edwards
                      600 Montgomery Street - 35th Floor
                      San Francisco, CA  94111

(1) For the purposes of this table, "Percent of Class" held by each person has been calculated based on a total class equal to the sum of (i) 6,814,967 shares of Common Stock issued and outstanding on September 8, 1999 plus
     (ii) for such person the number of shares of Common Stock subject to stock options or warrants presently exercisable, or exercisable within 60 days after September 8, 1999, held by that person, and which percent is rounded to the nearest tenth.
(2) Mr. Gilbert has shared voting and investment power with respect to 121,951 shares included in the table above.
(3) As of September 8, 1999, Mr. Gilbert cannot vote, without restriction, any Common Stock or other voting securities of the Company beneficially owned by him representing greater than 20% of the total voting power of the Company's voting securities outstanding from time to time, or 1,362,993 votes as of September 8, 1999. Excess votes above this amount are required to be voted in proportion to the votes cast by all other shareholders of the Company.


                  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      See "Compensation Committee Interlocks and Insider Participation" section.

      Pursuant to his employment agreement, the President of the Company received a loan in 1996 totaling $150,000 which bears interest at 5.9%, payable annually, and is repayable upon termination of his employment with the Company. In addition, the loan principal will be forgiven at a rate of $2,500 per month over the period January 1998 through December 2002 if the President continues to be employed by the Company.



                  ADOPTION OF THE EMPLOYEE STOCK PURCHASE PLAN

      The Board of Directors has adopted, subject to approval at the Annual Meeting, the Dianon Systems, Inc. Employee Stock Purchase Plan (the "Plan"). The purpose of the Plan is to encourage employees to acquire an ownership interest in the Company in order to further link the interests of the Company's employees with those of its shareholders.

PRINCIPAL PROVISIONS OF THE PLAN

      The following summary of the Plan, as adopted by the Board of Directors subject to shareholder approval, is qualified by reference to the full text of the Plan, which is attached as Exhibit A to this Proxy Statement.

GENERAL PROVISIONS OF THE PLAN

      The Company has reserved a maximum of 300,000 shares of Common Stock to be sold to employees under the Employee Stock Purchase Plan. No more than 100,000 shares of Common Stock will be available for purchase under the Plan in any calendar year and no participating employee may purchase more than 500 shares of Common Stock in any calendar quarter, which is referred to in the Plan as an "Offering Period." Subject to the approval of the Plan by the Company's shareholders, the first Offering Period will commence on January 1, 2000. The shares to be offered for sale to participating employees under the Plan may be authorized but previously unissued shares, shares held in or acquired for the Company's treasury or shares reacquired by the Company in open market purchases.

      The Plan will be administered by a committee of the Board of Directors, consisting of at least two outside directors serving on the Board. The Committee will have the general authority to interpret the provisions of the Plan and to adopt such rules as it deems necessary or desirable for the administration of the Plan. It is anticipated that the Committee will appoint a senior executive officer of the Company to handle the day-to-day administration of the Plan and to serve as the "Plan Administrator."

ELIGIBILITY AND PARTICIPATION IN THE PLAN

      All employees of the Company (other than 5% shareholders) are eligible to participate in the Plan if they customarily work a minimum of 20 hours per week, at least five months each year. Outside directors of the Company are not eligible to participate in the Plan. In addition, any employee holding an option under the Plan (and any other employee stock purchase plan of the Company or its affiliates) which provides for him to purchase more than $25,000 worth of Common Stock in any calendar year will not be eligible to participate in the Plan.

      An eligible employee may elect to participate in the Plan by filing a payroll deduction authorization election, together with all other appropriate enrollment forms, with the Plan Administrator prior to the first day an Offering Period commences. An employee may authorize the Company to make payroll deductions in whole percentages of his annual compensation on an after-tax basis (excluding bonuses and incentive pay) not to exceed the lesser of 10% of his base pay or $5,000 annually. The Company will establish a separate memorandum account for each employee for purposes of recording the payroll deductions made by the employee during an Offering Period. These accounts will not bear interest. Payroll deductions made by an employee in excess of $5,000 will be refunded to the participant, without interest, at the end of the Offering Period.

      On the last day of each Offering Period, referred to in the Plan as the "Exercise Date," the payroll deductions that have accumulated in a participating employee's memorandum account will automatically be used to purchase shares of Common Stock up to the 500 share maximum established under the Plan. The purchase price for these shares will be 85% of the fair market value of a share of Common Stock on the Exercise Date. Any surplus funds remaining in the participant's memorandum account after the shares are purchased will be returned to the participant, without interest. The Company will arrange for the delivery of shares purchased by an employee under the Plan.

      An employee may withdraw from participation in the Plan prior to the Exercise Date. If an employee withdraws from the Plan, his accumulated payroll deductions will be returned to him, without interest. If the employee wishes to resume participation in the Plan, he will be required to complete and file the appropriate payroll deduction and enrollment forms with the Plan Administrator prior to the first day of the next Offering Period.

      In the event a participating employee dies prior to the Exercise Date for an Offering Period, all funds credited to the deceased employee's memorandum account will be returned, without interest, to the deceased employee's designated beneficiary or his estate, as applicable.

AMENDMENT, TERMINATION AND SUSPENSION OF THE PLAN

      The Board may amend, suspend or discontinue the Plan at any time; however, the Board may not take any action which would cause the Plan not to comply with
Section 423 of the Code, or any successor rules, or that would change the number of shares reserved for purchase under the Plan (other than due to stock splits, stock dividends or other such events). The Plan will automatically terminate upon the adoption by the Board of a resolution terminating the Plan or upon the sale of the maximum number of shares of Common Stock available for purchase under the Plan.

FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of certain federal income tax consequences triggered upon the purchase of Common Stock under the Plan, based upon the laws in effect on the date hereof. All references to the "Code" are references to provisions of the Internal Revenue Code of 1986, now in effect.

      The Employee Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. As a result, an employee will not realize income for federal income tax purposes on the applicable Exercise Date when shares of Common Stock are purchased under the Plan. Instead, assuming the 2-year holding period requirement (described below) is satisfied, the gain recognized by the employee on the sale or other disposition of the Common Stock will be taxed as long-term capital gain. Any loss on the sale or other disposition of the Common Stock will be treated as long-term capital loss. To meet the holding period requirement under the Code, an employee must not sell or otherwise dispose of the shares of the Common Stock acquired under the Plan until at least two years after the date of purchase.

      If an employee sells or otherwise disposes of the Common Stock within two years after the date of purchase, the employee will recognize as compensation income the full amount of the excess of the fair market value of the Common Stock on the date of purchase over the amount paid by the employee for the Common Stock. Any additional gain realized on the sale or other disposition of the Common Stock will be taxed as capital gain, which will be long-term if the employee has held the Common Stock for more than one year, and any loss will be a capital loss.

      The Company will be entitled to a deduction for the amount of compensation income recognized by an employee who sells or otherwise disposes of the Common Stock within two years after the date of purchase. The Company will not be entitled to a deduction for any capital gain recognized by an employee who holds the Common Stock for at least two years after the date of purchase.

      THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN. Approval of the Plan requires that the votes cast in favor of approval of the Plan exceed the votes cast against such approval. Pursuant to the Company's Bylaws, abstentions and broker "non-votes" (shares not voted because a nominee holding shares for a beneficial owner neither receives voting instructions from the beneficial owner nor has discretionary voting power with respect thereto) will have no effect on the vote.



                    ADOPTION OF THE 1999 STOCK INCENTIVE PLAN

      The Board of Directors has adopted, subject to approval at the Annual Meeting, the Dianon Systems, Inc. 1999 Stock Incentive Plan (the "Plan"). The purposes of the Plan are to enable the Company to attract, retain and reward key employees and outside directors by providing such individuals with equity and equity-based long-term incentive compensation awards.

PRINCIPAL PROVISIONS OF THE PLAN

      The following summary of the Plan, as adopted by the Board of Directors subject to shareholder approval, is qualified by reference to the full text of the Plan, which is attached as Exhibit B to this Proxy Statement.

GENERAL PROVISIONS

      The Plan authorizes the granting of awards in the form of any combination (independent or in tandem) of (1) options to purchase shares of Common Stock,
(2) stock appreciation rights ("SARs"), (3) shares of restricted Common Stock ("restricted stock"), (4) shares of deferred Common Stock ("deferred stock"),
(5) bonus stock, (6) loans, and (7) tax-offset payments with respect to any of such awards. Awards may be granted (i) to key employees (including officers) of the Company and certain related companies by the Plan Committee (as defined below), and (ii) to directors who are not employees or officers of the Company or certain related companies ("Outside Directors") by the Board of Directors. The Plan also provides for the automatic grant to Outside Directors of (1) options to purchase shares of Common Stock and related limited SARs and (2) stock grants.

      Administration. The Plan is administered by the Board of Directors with respect to awards to Outside Directors, and by a committee of the Company's Board of Directors, which consists of at least two Outside Directors (the "Plan Committee"), with respect to awards to employees. (The Board of Directors and the Plan Committee, in their respective roles, are referred to as the "Granting Authority.") With respect to awards within its jurisdiction, the Granting Authority designates the persons to be granted awards from among those eligible and the type and amount of awards to be granted and has authority to interpret the Plan, adopt, alter and repeal administrative regulations, and determine and amend the terms of awards. The Plan Committee may delegate to officers of the Company any of its authority under the Plan (other than with respect to awards to persons subject to Section 16 of the Securities Exchange Act of 1934, as amended, and Performance Awards (as defined below)).

      Eligibility. The Plan Committee may make awards under the Plan to key employees (including officers) of the Company or of any entity in which the Company owns at least a 20% interest. The Plan Committee, in its sole discretion, will select the key employees eligible to participate in the Plan. Outside Directors are automatically granted stock options and related limited SARs and stock grants having the terms specified in the Plan, and may be granted discretionary awards by the Board of Directors. All key employees (currently numbering approximately 30) and Outside Directors (currently numbering 5) are eligible to receive awards under the Plan.

      Limitations on Awards. The aggregate number of shares of Common Stock which may be issued under the Plan is 300,000, of which 270,000 may be issued to key employees and 30,000 may be issued to Outside Directors. Such shares may consist of authorized but unissued shares or treasury shares. The exercise of a SAR for cash or the settlement of any other award in cash will not count against this share limit. Shares subject to lapsed, forfeited or canceled awards, including options canceled upon the exercise of tandem SARs for cash, will not count against this limit and can be regranted under the Plan. If the exercise price of an option is paid in Common Stock or if shares are withheld from payment of an award to satisfy tax obligations with respect to the award, such shares also will not count against the above limit.

      No key employee may be granted stock options, SARs, restricted stock, deferred stock, or bonus stock under the Plan with respect to more than 40,000 shares of Common Stock in any fiscal year. The Plan does not limit awards which may be made under other plans of the Company.

DISCRETIONARY AWARDS

      The  Plan  authorizes  the  Granting   Authority  to  grant,   within  its
jurisdiction, the following types of awards in its discretion:

      1. Stock Options. The Granting Authority is authorized to grant incentive stock options ("ISOs") and non-qualified stock options to purchase such number of shares of Common Stock as the Granting Authority determines. An option will be exercisable at such times, over such term and subject to such terms and conditions as the Granting Authority determines, and at an exercise price determined by the Granting Authority, which may be less than the fair market value of the Common Stock at the date of grant of the option. ISOs may be granted only to key employees and are subject to additional restrictions as to exercise period and exercise price as required by the Internal Revenue Code of 1986, as amended (the "Code"). Payment of the exercise price of an option may be made in such manner as the Granting Authority may provide, including cash, delivery of shares of Common Stock already owned for six months or subject to an award under the Plan, "cashless exercise" (an arrangement with a brokerage firm whereby shares issuable upon exercise of an option would be sold by the broker and the proceeds used to pay the exercise price), or in any other manner specified by the Granting Authority. Under this provision, the Granting
Authority could permit payment to be made by way of successive, automatic applications of shares received upon exercise of a portion of the option to satisfy the exercise price for additional portions of the option, a payment method known as "pyramiding".

      The Granting Authority is authorized to specify the period, if any, over which options become exercisable, and to accelerate the exercisability of options on a case by case basis at any time. The Granting Authority is also authorized to specify the period during which options may be exercised following an option holder's termination of service with the Company, and to extend such period on a case by case basis. The Granting Authority may permit an option to be exercised for an additional period after the option holder's death, even if such period extends beyond the original option term. Unless otherwise provided by the Granting Authority, options will not be transferable except by will or by the laws of descent and distribution.

      2. Stock Appreciation Rights. Upon exercise of a SAR the award holder is entitled to receive, for each share with respect to which the SAR is exercised, an amount (the "appreciation") equal to the excess of the fair market value of a share of Common Stock on the exercise date over an "amount" determined by the Granting Authority. The appreciation is payable in cash, Common Stock, or a combination of both, as determined by the Granting Authority.

      The Granting Authority may also grant limited SARs that will be exercisable only during the 60-day period following a "Change of Control" (as defined below) of the Company. The Granting Authority may provide that in the event of a Change of Control, SARs or limited SARs may be settled on the basis of the "Change of Control Price" (as defined below).

      3. Restricted Stock. The Granting Authority is authorized to award restricted stock subject to such terms and conditions as the Granting Authority may determine in its sole discretion. The Granting Authority has authority to determine the number of shares of restricted stock to be awarded, the price, if any, to be paid by the recipient of the restricted stock, and the date or dates on which the restricted stock will vest. The vesting of restricted stock may be conditioned upon the completion of a specified period of service with the Company, upon the attainment of specified performance goals, or upon such other criteria as the Granting Authority may determine. The Plan gives the Granting Authority discretion to accelerate the vesting of restricted stock on a case by case basis at any time. The Granting Authority also has authority to determine whether the award holder will have the right to vote and/or receive dividends on shares of restricted stock, and whether the certificates for such shares will be held by the Company or delivered to the award holder bearing legends to restrict their transfer.

      Stock certificates representing the restricted stock granted under the Plan will be registered in the award holder's name. However, no share of restricted stock may be sold, transferred, assigned or pledged by the award holder until such share has vested in accordance with the terms of the restricted stock award. In the event of an award holder's termination of service before all of his restricted stock has vested, or in the event other conditions to the vesting of restricted stock have not been satisfied prior to any deadline for the satisfaction of such conditions set forth in the award, the shares of restricted stock which have not vested will be forfeited and any purchase price paid by the award holder generally will be returned to the award holder. At the time restricted stock vests, a certificate for such vested shares will be delivered to the award holder (or the beneficiary designated by the award holder, in the event of death), free of all restrictions.

      4. Deferred Stock. Deferred stock may be conditioned upon the attainment of specific performance goals or such other criteria as the Granting Authority may determine. In making an award of deferred stock the Granting Authority will determine the periods, if any, during which the award is subject to forfeiture, and may provide for the issuance of stock pursuant to the award without payment therefor. Upon vesting, the award will be settled in shares of Common Stock, cash equal to the fair market value of such stock, or a combination thereof, as provided by the Granting Authority. During the deferral period set by the Granting Authority, the award holder may not sell, transfer, pledge or assign the deferred stock award. In the event of termination of service before the expiration of the deferral period, the deferred stock award will be forfeited, except as may be provided by the Granting Authority. Deferred stock will carry no voting rights until such time as the Common Stock is actually issued.

      5. Bonus Stock. The Granting Authority may award bonus stock subject to such terms and conditions as it may determine. Such awards may be conditioned upon attainment of specific performance goals or such other criteria as the Granting Authority may determine, and the Granting Authority may waive such conditions in its discretion. Bonus stock may be issued without payment therefore or may be sold at a discount from its fair market value.

      6. Loans. The Granting Authority may provide that the Company will make, or arrange for, a loan with respect to the exercise of any stock option granted under the Plan, with respect to the payment of the purchase price, if any, of any restricted stock awarded under the Plan, and / or with respect to any taxes arising from an award under the Plan, provided that the Company will not loan more than the sum of (i) the excess of the purchase or exercise price of an award over the par value of any shares awarded, plus (ii) the amount of any taxes arising from such award. The Granting Authority will determine the terms of any such loan.

      7. Tax-Offset Payments. The Granting Authority is authorized to provide for a tax-offset payment by the Company to an award holder not in excess of the amount necessary to pay the federal, state, local, and other taxes payable with respect to any award and the receipt of the tax-offset payment, assuming the award holder is taxed at the maximum tax rate applicable to such income. Due to variations in the actual tax rates applicable to award holders, the benefit of the tax-offset payment may not correspond to the actual tax liability of the award holder. Tax-offset payments are payable in cash.

      8. Performance Awards. The Plan Committee can designate any awards to employees under the Plan as "Performance Awards", and the Plan provides that awards so designated are to be granted and administered so as to qualify as "performance-based compensation" under Section 162(m) of the Code. The grant or vesting of a Performance Award will be subject to the achievement of performance objectives (the "Performance Objectives") established by the Plan Committee based on one or more of the following criteria, which the Plan Committee may apply to the Company on a consolidated basis and/or to a business unit, and which the Plan Committee may use either as an absolute measure or as a measure of comparative performance relative to a peer group of companies: sales, operating profits, operating profits before interest expense and taxes, net earnings, earnings per share, return on equity, return on assets, return on invested capital, total shareholder return, cash flow, debt to equity ratio, market share, stock price, economic value added, and market value added.

      The Performance Objectives for a particular Performance Award must be established by the Plan Committee in writing no later than 90 days after the beginning of the Company's fiscal year to which it relates. The Plan Committee has authority to determine whether the Performance Objectives and other terms and conditions of the award are satisfied, but has discretion to modify or waive the Performance Objectives or conditions to the grant or vesting of a Performance Award only to the extent that the exercise of such discretion would not cause the Performance Award to fail to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code.

      9. Deferral of Awards. The Granting Authority may permit an award holder to defer receipt of any award for a specified period or until a specified event.

AUTOMATIC AWARDS TO OUTSIDE DIRECTORS

      The Plan provides for the automatic grant of stock options and stock grants to Outside Directors on the following terms. Each person who was an Outside Director on August 31, 1999, the date this Plan was adopted by the Company's Board of Directors, and each person who becomes an Outside Director after such date will be granted on the date of his or her initial election (or the first trading day thereafter), an option to purchase the number of whole shares of Common Stock obtained by dividing $5,000 by the closing price of the Common Stock on the date of grant. On the first trading day of each calendar quarter beginning with October 1, 1999, each Outside Director then serving on the Board of Directors and who has served for all or a portion of the previous calendar quarter will be granted an option to purchase the number of whole shares of Common Stock obtained by dividing $5,000 by the closing price of the Common Stock on the date of grant.

      The option price of all options automatically granted to Outside Directors will be equal to the closing sales price of a share of Common Stock on the date of option grant, and may be paid using cash or Common Stock owned for at least six months, or a combination thereof, in the discretion of the option holder. Each option has a ten-year term, and vests with respect to 10% of the underlying shares three months after the date of grant, and an additional 10% at the end of each three-month period thereafter, assuming continued service on the Board of Directors. The minimum number of shares with respect to which an option may be exercised at any time is the lesser of 100 shares or the number of shares subject to the option. Following an Outside Director's termination of service, the options which have previously become exercisable will remain exercisable for five years after such termination, but not beyond their 10-year term.

      An option shall only be exercisable by the option holder or his or her guardian or legal representative. No holder of an option shall have any of the rights of a shareholder.

      Each automatic option to Outside Directors is granted in tandem with a limited SAR which may be exercised only within the 60-day period following a Change of Control. Upon exercise of the limited SAR, the appreciation will be paid in cash based on the Change of Control Price.

      On the first trading day of each calendar quarter beginning with the first calendar quarter after the date of shareholder approval of the Plan, each Outside Director then serving on the Board of Directors and who has served for all or a portion of the previous calendar quarter will be automatically granted the number of whole shares of Common Stock obtained by dividing $2,000 by the closing price of the Common Stock on the date of grant. No cash is payable by the Outside Director for such shares. Such shares will be fully vested and non-forfeitable at the time of grant.

PROVISIONS RELATING TO A CHANGE OF CONTROL

      As a general matter, upon the occurrence of a Change of Control (1) all outstanding stock options, SARs, and limited SARs, including those held by Outside Directors, will become fully exercisable and vested, (2) all restrictions and deferral limitations applicable to outstanding restricted stock and deferred stock awards under the Plan will lapse, and such shares and awards will be deemed fully vested, and (3) to the extent the cash payment of any award is based on the fair market value of stock, such fair market value will be the Change of Control Price.

      A "Change of Control" is deemed to occur on the date (1) any person or group acquires beneficial ownership of securities representing 25% or more of the Company's total voting power (with certain exceptions), (2) individuals who constitute the "Current Directors" (as defined in the Plan) fail to constitute at least two-thirds of the Board of Directors, (3) the shareholders approve a merger or consolidation unless following such transaction (a) the beneficial owners of the Company's Common Stock before the transaction own securities representing more than 50% of the total voting power of the company resulting from the transaction, and (b) at least a majority of members of the Board of Directors of the Company resulting from the transaction were members of the Company's Board of Directors at the time such Board approved the transaction, or
(4) the shareholders of the Company approve a sale of substantially all of its assets.

      The "Change of Control Price" is the highest price per share of Common Stock paid in any open market transaction, or paid or offered to be paid in any transaction related to a Change of Control during the 90-day period ending with the Change of Control, except that for a SAR granted in tandem with an ISO, such price is the highest price paid on the date the SAR is exercised.

OTHER PROVISIONS

      Tax Withholding. The Plan permits employees to satisfy all or a portion of their federal, state, local or other tax liabilities with respect to awards under the Plan by delivering previously-owned shares (that have been owned by the optionee for at least six months) or by having the Company withhold from the shares otherwise deliverable to such employee shares having a value equal to the tax liability to be so satisfied.

      Adjustments. In the event of specified changes in the Company's capital structure, the Plan Committee will have the power to adjust the number and kind of shares authorized by the Plan (including any limitations on individual awards), the number of stock options to be automatically granted to Outside Directors, and the number, option price and kinds of shares covered by outstanding awards (including those held by Outside Directors), and to make such other adjustments in awards under the Plan as it deems appropriate, provided that no such adjustment may increase the aggregate value of outstanding awards.

      Amendments. The Board of Directors may amend the Plan without shareholder approval, unless such approval is required by law or other regulatory requirements. Amendment or discontinuation of the Plan cannot adversely affect any award previously granted without the award holder's written consent.

      The Granting Authority may amend any grant under the Plan within its jurisdiction (including both discretionary and automatic grants to Outside Directors) to include any provision which, at the time of such amendment, is authorized under the terms of the Plan, except that no award can be modified in a manner unfavorable to the award holder without the written consent of the award holder. In addition, the Granting Authority may, without shareholder approval, cancel an option or other award granted under the Plan and grant a new option or award to the award holder at a lower exercise price or otherwise on more favorable terms and conditions than the canceled award. The Plan shall continue in effect for an unlimited period, but may be terminated by the Board of Directors in its discretion at any time. No ISOs may be granted under the Plan after August 31, 2009.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of certain federal income tax aspects of awards made under the Plan, based upon the laws in effect on the date hereof. All references to the "Code" are references to provisions of the Internal Revenue Code of 1986, now in effect.

      Non-Qualified Stock Options.  With respect to non-qualified stock options:
(a) no income is recognized by the participant at the time the option is granted; (b) upon exercise of the option, the participant recognizes ordinary income in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise; and (c) at disposition, any appreciation after the date of exercise is treated either as long-term or short-term capital gain, depending on whether the shares were held for more than one year by the participant.

      Incentive Stock Options. Generally, no taxable income is recognized by the participant upon the grant of an ISO or upon the exercise of an ISO during the period of his or her employment with the Company or one of its subsidiaries or within three months (12 months, in the event of permanent and total disability, as defined in the Code) after termination. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. If the participant continues to hold the shares acquired upon exercise of an ISO for at least two years from the date of grant and one year from the date of exercise, upon the sale of the shares, any amount realized in excess of the option price will be taxed as long-term capital gain.

      If Common Stock acquired upon the exercise of an ISO is disposed of prior to the expiration of the one-year and two-year holding periods described above, the participant will generally recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise (or, if less, the amount realized on the disposition of the shares) over the option price. Any further gain recognized by the participant on such disposition will be taxed as short-term or long-term capital gain, depending on whether the shares were held for more than one year.

      Stock Appreciation Rights. No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant will generally recognize as ordinary income in the year of exercise an amount equal to the amount of cash received plus the fair market value on the date of exercise of any shares received. If the participant receives Common Stock upon exercise of a SAR, rules similar to those described above under "Non-Qualified Stock Options" will apply with respect to the post-exercise appreciation.

      Restricted Stock A participant receiving restricted stock generally will recognize ordinary income in the amount of the fair market value of the restricted stock at the time the restrictions lapse and the stock vests, less the consideration paid for the restricted stock. However, a participant may elect, under Section 83(b) of the Code, to recognize ordinary income on the date of grant in an amount equal to the excess of the fair market value of the shares on such date (determined without regard to the restrictions) over their purchase price. The holding period to determine whether the participant has long-term or short-term capital gain on a subsequent disposition of the shares generally begins when the restriction period expires, and the tax basis for such shares will generally be the fair market value of such shares on such date. However, if the participant has made an election under Section 83(b), the holding period will commence on the day after the date of grant, and the tax basis will be equal to the fair market value of the shares on the date of grant (determined without regard to the restrictions).

      Deferred Stock A participant receiving deferred stock generally will recognize ordinary income equal to the amount of cash received in settlement of the award or the fair market value of the deferred stock on the date that such stock is distributed to the participant, and the capital gain holding period for such stock will also commence on that date.

      Dividends and Dividend Equivalents. Dividends paid on restricted stock prior to the date on which the forfeiture restrictions lapse generally will be treated as compensation that is taxable as ordinary income to the participant. If, however, the participant makes a Section 83(b) election with respect to the restricted stock, the dividends will be taxable as ordinary dividend income to the participant. If dividend equivalents are credited with respect to deferred stock or other awards, the participant generally will recognize ordinary income when the dividend equivalents are paid.

      Bonus Stock and Director Stock Grants. A participant receiving bonus stock or a stock grant generally will recognize ordinary income on the date of grant equal to the fair market value of such stock on such date.

      Tax-Offset Payments. A participant receiving a tax-offset payment will recognize ordinary income on the date of payment.

      Company Deductions. As a general rule, the Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that an employee or Outside Director recognizes ordinary income from awards under the Plan, to the extent such income is considered reasonable compensation under the Code. The Company will not, however, be entitled to a deduction to the extent compensation in excess of $1 million is paid to an executive officer named in a proxy statement of the Company who was employed by the Company at year-end, unless the compensation qualifies as "performance-based" under Section 162(m) of the Code or certain other exceptions apply. In addition, the Company will not be entitled to a deduction with respect to payments to employees which are contingent upon a change of control if such payments are deemed to constitute "excess parachute payments" under Section 280G of the Code and do not qualify as reasonable compensation pursuant to that Section; such payments will subject the recipients to a 20% excise tax.

BENEFITS UNDER THE PLAN

      Since the Company does not have any future commitments to grant awards under the 1999 Stock Incentive Plan, the future awards under this Plan are not determinable. Therefore, a "New Plan Benefits Table" has not been provided.

ADDITIONAL INFORMATION

      The last sale price of Common Stock on the NASDAQ National Market System on September 8, 1999 as $10 per share.

      THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE 1999 STOCK INCENTIVE PLAN. Approval of the Plan requires that the votes cast in favor of approval of the Plan exceed the votes cast against such approval. Pursuant to the Company's Bylaws, abstentions and broker "non-votes" (shares not voted because a nominee holding shares for a beneficial owner neither receives voting instructions from the beneficial owner nor has discretionary voting power with respect thereto) will have no effect on the vote.



           RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS' APPOINTMENT

      Arthur Andersen, LLP has been the independent auditors of the Company's accounts since 1983. Such firm has no financial interest, either direct or indirect, in the Company. Selection of Arthur Andersen, LLP as the auditors for the calendar year ending December 31, 1999 was made by the Board of Directors, subject to shareholder ratification. A representative of Arthur Andersen, LLP is expected to attend the meeting and have an opportunity to make a statement and/or respond to appropriate questions from shareholders.

      THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN, LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR 1999. Approval of the ratification of the independent public accountants' appointment requires that the number of votes cast in favor of approval of the ratification of the independent public accountants' appointment exceed the number of votes cast against such approval. Abstentions will have no effect on the vote.

                              SHAREHOLDER PROPOSALS

      The eligibility of shareholders to submit proposals, the proper subjects of shareholder proposals and other issues governing shareholder proposals are regulated by the rules (the "Shareholder Proposal Rules") adopted under Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company's proxy materials for the 2000 Annual Meeting of Shareholders must be received by the Company at its principal executive office, 200 Watson Boulevard, Stratford, Connecticut 06615, no later than Thursday, June 1, 2000.

      In addition, in accordance with recent amendments to the Shareholder Proposal Rules, written notice of shareholder proposals to be submitted outside of Rule 14a-8 described above for consideration at the 2000 Annual Meeting of Shareholders but not to be included in the Company's proxy materials must be received by the Company, at the address set forth in the preceding paragraph, on or before Wednesday, August 16, 2000 in order to be considered timely for purposes of the Shareholder Proposal Rules. The persons designated as proxies by the Company in connection with 2000 Annual Meeting of Shareholders will have discretionary voting authority with respect to any shareholder proposal of which the Company did not receive timely notice.

                              COSTS OF SOLICITATION

      The costs of soliciting proxies will be borne by the Company. The Company will also reimburse brokerage firms and other custodians, nominees and fiduciaries, if any, for reasonable out-of-pocket expenses incurred by them in connection with forwarding solicitation materials to beneficial owners of Common Stock held of record by such persons. Solicitation by the Company will be primarily by mail.


                   AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

      A copy of the Company's Form 10-K for the year ended December 31, 1998, including all statements and schedules (but without exhibits), as filed with the Securities and Exchange Commission, is included herewith.

                            ------------------------

      The information under the headings "Compensation Committee Report," "Compensation Program Components," "Discussion of 1998 Compensation for the Chief Executive Officer" and "Performance Graph" above shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to Regulation 14A or 14C, other than as provided in Item 402 of Regulation S-K, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and, unless specific reference is made therein to such headings, shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

                              DIANON SYSTEMS, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

THE UNDERSIGNED HEREBY APPOINTS D.R. SCHREIBER AND C.J. RAUSCH, AND EACH OF THEM, AS PROXIES, EACH WITH THE POWER TO APPOINT THEIR SUBSTITUTE, AND HEREBY AUTHORIZES THEM TO REPRESENT AND TO VOTE AS DESIGNATED BELOW ALL THE SHARES OF COMMON STOCK OF DIANON SYSTEMS, INC. (THE "COMPANY") HELD OF RECORD BY THE UNDERSIGNED ON SEPTEMBER 8, 1999 AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AT THE COMPANY'S CORPORATE HEADQUARTERS AT 200 WATSON BOULEVARD, STRATFORD, CONNECTICUT, ON OCTOBER 21, 1999 AT 10:00 A.M., AND ANY ADJOURNMENT THEREOF.

PROPOSAL(S): MARK AN X IN THE APPROPRIATE BOX. PLEASE USE EITHER BLUE OR BLACK INK.

MANAGEMENT/BOARD OF DIRECTORS OF THE REGISTRANT RECOMMENDS A VOTE FOR ALL THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4.

1. ELECTION OF THE FOLLOWING NOMINEES FOR DIRECTOR: KEVIN C. JOHNSON, JOHN P. DAVIS, BRUCE K. CROWTHER, E. TIMOTHY GEARY, G. S. BECKWITH GILBERT, JEFFREY
     L. SKLAR AND DAVID R. SCHREIBER.

         [ ] FOR ALL NOMINEES LISTED ABOVE             [ ] WITHHOLD AUTHORITY
                                                           to vote for all
                                                           nominees listed above
TO WITHHOLD YOUR VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THE NAME(S) ON THE LINE BELOW.
________________________________________________________________________________
2.   PROPOSAL TO APPROVE THE ADOPTION OF THE EMPLOYEE STOCK PURCHASE PLAN

         [ ] FOR                  [ ] AGAINST          [ ] ABSTAIN
________________________________________________________________________________
3.   PROPOSAL TO APPROVE THE ADOPTION OF THE 1999 STOCK INCENTIVE PLAN

         [ ] FOR                  [ ] AGAINST          [ ] ABSTAIN
________________________________________________________________________________
4. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN, LLP AS AUDITORS FOR THE YEAR ENDING DECEMBER 31, 1999.

         [ ] FOR                  [ ] AGAINST          [ ] ABSTAIN
________________________________________________________________________________
         [ ] CHECK IF YOU HAVE    [ ] CHECK IF YOU     [ ] CHECK IF YOU PLAN
             MADE ADDITIONAL          PLAN TO ATTEND       TO ATTEND THE MEETING
             COMMENTS                 THE MEETING          AND VOTE YOUR SHARES

                                    (Continued and to be SIGNED on Reverse Side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR IF NO CONTRARY DIRECTION IS INDICATED WILL BE VOTED AS MANAGEMENT RECOMMENDS ON THESE AND ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF. PLEASE SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

                          Signature of stockholder should correspond exactly with the name shown on the proxy.

                          Corporate officers, powers of attorney, trustees, executors, administrators, guardians, and others signing in a representative capacity should each sign.

                          DATE    ______________________________________________

                                  ______________________________________________
                                           (SIGNATURE OF SHAREHOLDER)
                                  ______________________________________________
                                           (SIGNATURE IF HELD JOINTLY)

                                  If time warrants, improperly signed cards will
                                           be returned for correction.